Example Template : 77O



DEUTSCHE HIGH INCOME TRUST


N-Sar June 1, 2016 - November 30, 2016




Security Purchased	Cusip 	"Purchase/
Trade Date"	 Size (Shr) of Offering 	Offering Price
of Shares	Total ($) Amt of Offering	 Amt of
shares Purch by Fund 	% of Offering Purchased by
Fund	% of Funds Total Assets	Brokers	Purchased
From
Diamond 1 Finance Corp / Diamond 2 Finance Corp
	25272KAW3	6/8/2016		$100.0
	$1,652,000,000	$435,000	0.03%
	BCLY,CITI,CS,DB,GS,JPM	JPMORGAN SECURITIES
INC
Albertsons Cos LLC / Safeway Inc / New Albertson's Inc /
Albertson's L	013093AC3	8/4/2016
	$100.0	$1,250,000,000	$155,000	0.01%
	BAC, CITI, CS, DB, GS, MS	BANK OF
AMERICA NA
Gray Television Inc	389375AK2	9/7/2016
	$100.0	$525,000,000	$155,000	0.03%
	BAC, DB, RBC, WELLS	WELLS FARGO
SECURITIES LLC
REVLON ESCROW CORP	761519BE6	7/21/2016
	$100.0	$450,000,000	$80,000	0.02%
	BLCY, CITI, CS, DB, ML	BANK OF AMERICA NA
SPX FLOW Inc	78469XAE7	8/4/2016
	$100.0	$300,000,000	$80,000	0.03%
	DB, HSBC, JPM, ML	BANK OF AMERICA NA